Exhibit 10.1

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA, 95054-1549

April 2, 2019

Dear George:

Congratulations! On behalf of Intel Corporation (together with its subsidiaries and affiliates, “Intel”), I am pleased to provide this offer to you for the position of Executive Vice President and Chief Financial Officer reporting to me. The role is based in Santa Clara, California. Your start date will be April 3, 2019 (the “Effective Date”).

Base Salary. Your starting annual base salary will be $900,000 (“Base Salary”), less applicable taxes, deductions and withholdings. The Base Salary will be reviewed annually as part of our performance review process and will increase (but not decrease) commensurate with your performance, as assessed by Intel’s Board of Directors.

Annual Performance Bonus. You are eligible for an Annual Performance Bonus (“APB”) with a target payout of $1,485,000. The APB is paid out in January for the prior year based on Intel’s financial performance, as well as achievement of specified operational goals, subject to the terms of the 2014 Annual Performance Bonus Plan (or a successor senior executive annual cash incentive compensation plan implemented by Intel). The bonus will be prorated to reflect the actual months of participation for the portion of 2019 that you are employed with Intel on and following the Effective Date. Subject to California law, to earn and receive an APB payout, you must be employed on the Intel payroll through the last day of the applicable year for which the APB is payable.

Quarterly Profit Bonus. You are eligible for quarterly bonuses under the Quarterly Profit Bonus (“QPB”) plan. These bonuses are determined based on Intel’s quarterly profitability, subject to the terms of the QPB plan. Based on historical payouts, we anticipate this will pay you approximately $20,925 per quarter ($83,700 annually). Your first quarterly bonus will be prorated to reflect that actual dates of participation for any portion of the quarter that you are employed with Intel on and following the Effective Date. Subject to California law, to earn and receive a QPB, you must be employed on the Intel payroll before the cutoff date for each three-month bonus period, and have received eligible earnings before the cutoff date.

Focal Annual Equity Grants. As an employee of Intel, we would like you to share in the success of Intel through the company’s stock benefit program. Therefore, each January, you will be eligible for equity awards based on your job performance and contributions to Intel as part of Intel’s annual performance evaluation process. The target valuation for your annual equity award beginning in 2020 is expected to be $6,500,000. Equity awards will be recommended to be in the form of time-vesting restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) and will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan or any successor equity incentive plan, as applicable (“EIP”), the Notice of Grant for each award, and the grant agreement linked to your Notice of Grant. We anticipate the split will be 80 percent PSUs and 20 percent RSUs, but the exact split is subject to approval by Intel’s Board of Directors.

Special Equity Grants. You will be granted the following equity compensation awards effective as of the Effective Date:

Performance Based Stock Options. You will be granted options to purchase 600,000 Intel shares (“Options”) for an exercise price equal to the “market value” (as defined in the EIP) on the grant date of the Options. The Options will have a maximum ten year term and vest in four equal installments, with the first vesting commencing on the first anniversary of the grant date of the Options, the second vesting on February 1, 2021, the third vesting on February 1, 2022, and the last vesting on February 1, 2023. The Options, to the extent vested, shall be exercisable only if, during the five-year period following February 1, 2019 (“Measurement Date”), Intel’s closing stock price trades at or above a specified stock price (“Threshold Stock Price”) for 30 consecutive trading days. The Threshold Stock Price will be the stock price that represents the greater of (i) a 30% increase in Intel’s closing stock price over the Measurement Date closing stock price, and (ii) a 15% increase in Intel’s closing stock price over the closing stock price as of the date you execute this offer letter. If, within the five-year period following the Measurement Date, Intel’s closing stock price does not trade at or above the Threshold Stock Price for 30 consecutive trading days, the Options shall be cancelled as of such five-year anniversary of the Measurement Date.

Performance Stock Units. You will be granted a target number of Intel PSUs (“Special PSUs”) for 150,000 shares, which will be earned based on the appreciation in Intel’s closing stock price over the five-year period following the Measurement Date. The threshold share appreciation target to earn any shares under the Special PSUs is an increase in Intel’s closing stock price of at least 30 percent over Intel’s closing stock price on the Measurement Date, in which event 75,000 shares under the Special PSUs will be earned. The target number of shares under the Special PSUs will be earned in the event of an increase in Intel’s closing stock price of 50 percent over Intel’s closing stock price on the Measurement Date. The maximum number of Intel shares that may be earned under the Special PSUs in the event of an increase in Intel’s closing stock price of 100 percent or more over Intel’s closing stock price on the Measurement Date is 300,000 shares. The number of shares under the Special PSUs that will be earned in the event of an increase in Intel’s stock price between 30 percent and 100 percent or more will be determined via straight line interpolation of the earned percentages set forth herein. In order for shares to be earned under the Special PSUs, Intel’s closing stock price must close above the percentage increase targets set forth herein for at least 30 consecutive trading days. Assuming your continued employment with Intel, shares under the Special PSUs that are earned as a result of attainment of the stock price appreciation targets set forth herein during the five year performance period will be distributed to you on the fifth anniversary of the Measurement Date; provided, that to the extent the threshold (or a higher) stock price appreciation target set forth herein is attained on or prior to the thirty-six month anniversary of the Measurement Date, 50 percent of the shares earned under the Special PSUs as of such anniversary date shall be distributed to you on the thirty-six month anniversary of the Measurement Date and the remainder of any earned shares under the Special PSUs shall be distributed to you on the fifth anniversary of the Measurement Date; provided, further that if, as of the fifth anniversary of the Measurement Date, Intel’s closing stock price for any of the thirty consecutive trading days immediately preceding such fifth anniversary is less than 30 percent above Intel’s closing stock price on the Measurement Date, the maximum number of shares issuable to you under the Special PSUs on the fifth anniversary of the Measurement Date (inclusive of any Intel shares previously distributed to you under the Special PSUs) shall be the 150,000 target number of shares under the Special PSUs.

New Hire Equity Grant. You will be granted an award of RSUs (“New Hire RSUs”) with a target valuation of $10,000,000. The number of RSU shares will be determined by dividing the target valuation by the average daily (on days where trading occurred) market value of Intel’s stock over 30 calendar days leading up to and including the grant date (and rounded to the nearest share). The New Hire RSUs will vest over a three-year period as follows: 1/12 of the New Hire RSUs will vest quarterly beginning on the three-month anniversary of the grant date and continuing until the third anniversary of the grant date of the New Hire RSUs (each such vesting date, the “New Hire RSU Vesting Date”).

The Options, Special PSUs, and New Hire RSUs will be subject to the terms and conditions of the EIP, the Notice of Grant for each award, and the grant agreement linked to your Notice of Grant.

Cash Hiring Bonus. You will receive a sign on bonus of $4,000,000 (“Hiring Bonus”), less applicable taxes, deductions, and withholdings, which will be payable to you in three installments: $2,000,000 will be paid within 30 days following the Effective Date, $1,000,000 will be paid on the first anniversary of the Effective Date, and $1,000,000 will be paid on the second anniversary of the Effective Date, provided you are employed by Intel on each of those dates.

Other Employment Terms. In the event your employment is terminated by Intel without Cause (as defined below) or you voluntarily resign your employment for Good Reason (as defined below), and you sign and do not revoke a release in favor of Intel that will be mutually agreed upon between you and Intel, Intel will pay you (a) any unpaid portion of the Cash Hiring Bonus, and (b) a severance payment equal to the product of (i) $10,000,000 and (ii) the fraction where (A) the numerator is equal to the difference between 12 and the number of New Hire RSU Vesting Dates that occurred since the Effective Date and (B) the denominator is equal to 12, in each case of clause (a) and (b), such amounts will be paid to you on the thirtieth day following your termination of employment.

For purposes of this offer, “Cause” means (a) commission of an act of material fraud or dishonesty against Intel; (b) intentional refusal or willful failure to substantially carry out the reasonable instructions of the Chief Executive Officer or the Intel Board of Directors (other than any such failure resulting from your disability); (c) conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (d) gross misconduct in connection with the performance of your duties; (e) improper disclosure of confidential information or a material violation of an Intel policy or Intel’s Code of Conduct; (f) breach of fiduciary duty to Intel; (g) failure to cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your job; or (h) breach of duty of loyalty to Intel. Prior to termination for Cause, Intel shall provide 30 days prior written notice of the grounds for Cause, and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not possible. No act or failure to act on your part shall be considered “willful” unless Intel determines it is done, or omitted to be done, in bad faith or without reasonable belief that your act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel and, in any event, will not be considered an event which may give rise to Cause. With respect to any determination of “Cause” under this Agreement, Intel will act fairly, and cannot terminate you “for Cause” unless Intel determines there is clear and convincing evidence of your actions constituting “Cause” as defined herein. Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer, including to maintain the confidentiality of such employer’s proprietary business information. If you refuse or fail to carry out any instruction by the Chief Executive Officer or Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.

A resignation for “Good Reason” means that you have complied with the Good Reason Process (as defined below) following the occurrence, without your express, written consent, of one or more of the following conditions: (a) a material reduction in your title, duties, responsibilities, or authority; (b) a material reduction by Intel of your Base Salary or annual incentive cash target as in effect on the Effective Date; or (c) a relocation of your principal place of employment more than 30 miles from its current location in Santa Clara, California. “Good Reason Process” means that (1) a Good Reason condition has occurred; (2) you notified Intel in writing within sixty (60) days of you first becoming aware of the events or circumstances claimed to give rise to Good Reason; (3) Intel fails to cure such events or circumstances to your satisfaction within the thirty (30) days following such notice (the “Cure Period”); and (4) you terminate your employment by written notice to the Intel Board of Directors within thirty (30) days after the end of the Cure Period. If Intel cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have existed in such case.

Comprehensive Benefits. You are eligible for our medical, dental, vision, short-term and long term disability, and life insurance programs as well as the employee Stock Purchase Plan, 401(k) Plan, deferred compensation plan, and financial counseling services.

You are eligible for 4 weeks of vacation and 10 standard company holidays each year as well as an eight-week fully-paid sabbatical leave after every seven years of eligible employment, or a four-week sabbatical after 4 years of eligible employment. Of course, each of these benefits is subject to the terms and conditions of the benefit program and plans applicable to senior executive officers of Intel, including waiting periods for some.

Relocation Assistance. To assist you and your family with relocation to the Bay Area, we will provide you with a comprehensive relocation package, including temporary living accommodations for up to 12 months. You will be assigned a dedicated Relocation Specialist to assist you with your relocation needs.

Attorneys’ Fees. Intel will reimburse you for up to $15,000 of your reasonable attorneys’ fees incurred in connection with the review and finalization of this offer letter.

Outside Activities during Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from being a member of a board of directors of one for-profit entity and engaging in appropriate civic, charitable, or religious activities, as long as they do not materially interfere with your duties to Intel hereunder. Any outside activities, including serving on any boards of directors, must be in compliance with Intel’s Code of Conduct.

Company Policies/Protection of Intellectual Property. Your employment is contingent on your signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures provided to you in writing and which do not contradict the terms of this offer letter, including without limitation Intel’s Employment Guidelines and Code of Conduct.

At-Will Employment. Your employment with Intel remains “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by Intel’s Chief Human Resources Officer and you.

Tax Withholding. All amounts payable hereunder shall be subject to any required withholdings and deductions.

Position of Trust Background Check/Work Eligibility. Because of the importance of your position, this offer is made as a result of your successful completion of Position of Trust background checks. You represent that all information provided to Intel or its agents as part of these background checks is true and correct. As a further condition of employment, you are required by law, to provide appropriate documentation of your legal right to work in the United States. A “List of Acceptable Employment Verification Documents” will be made available to you.

Section 409A. To the extent applicable, this offer letter shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding any provision to the contrary in this offer letter: (i) no amount that constitutes deferred compensation as defined in Section 409A shall be payable in connection with your termination of employment shall be paid to you unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and if you incur a termination of employment that does not constitute a separation from service, as so defined, your right to such payments shall vest but payment shall be deferred until the date on which you incur a separation from service, or die; (ii) if, on the date on which you incur a separation from service, you are a “specified employee” as defined in Section 409A, any amount that constitutes deferred compensation and that becomes payable by reason of such separation from service (including any amount described in clause (i)) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or your death; (iii) for purposes of Section 409A, your right to receive installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

Counterparts. This offer letter may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO OFFER LETTER]

Sincerely,

/s/ Robert H. Swan
Chief Executive Officer

Accepted and Agreed:

/s/ George S. Davis	04/02/2019
George S. Davis	Date

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